UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: December 28, 2004

STARSOFT, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

000-50546 (Commission File Number)	86-0914052 (IRS Employer Identification Number)

Anthony Lee, President and Chief Executive Officer
3665 Ruffian Road, Suite 225, San Diego, California 92123
(Address of principal executive offices)

(778) 889-8014
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; **Appointment of Principal Officers**

Effective December 28, 2004, Starsoft, Inc. (the "Company") appointed David Tjahjadi as a new member of the board of directors to serve until the Company's next Annual Meeting of Stockholders.

Mr. Tjahjadi graduated from Seattle University with a Bachelor of Arts Degree in E-Commerce. Prior to joining Fujian in 2002, Mr. Tjahjadi acted as the export-import department manager for PT GALAKSI PERKASA, an Indonesian distributor and was responsible for acquiring distribution rights from China's largest manufacturer of sanitary products, the Hengan Group. Mr. Tjahjadi is currently the vice-president of Fujian's international marketing department where he is responsible for maintaining existing contracts and distributors while focusing on new international markets.

The appointment of Mr. Tjahjadi to the Company's board of directors was not based on any prior understanding or arrangement.

The Company has not entered into any related transactions with Mr. Tjahjadi except that Share Purchase Agreement dated December 16, 2004 with Eastway Global Investment Limited ("Eastway"), Fujian Yuxin Equipment Co., Ltd. ("Yuxin"), Hendrik Tjandra and David Tjahjadi in connection with the Company's acquisition of Eastway and its wholly owned subsidiary Yuxin, in respect to the prospect of an earn out bonus to be paid in shares of the Company's common stock to Mr. Tjahjadi.

The Company has not at this time determined whether Mr. Tjahjadi will serve on any standing committee.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Starsoft, Inc.

Signature	**Date**
By: /s/ Anthony Lee	December 28, 2004
Name: Anthony Lee	
Title: President, Chief Executive Officer and Chief Financial Officer	